Exhibit 3b
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NORTHWEST NATURAL GAS COMPANY

These Amended and Restated Articles of Incorporation of Northwest Natural Gas Company (Restated Articles of Incorporation) supersede its theretofore existing articles of incorporation and all amendments thereto.

ARTICLE I

The name of this corporation is NORTHWEST NATURAL GAS COMPANY, and its duration shall be perpetual.

ARTICLE II

The purposes of the corporation are to engage in any lawful activity for which corporations may be organized under the Oregon Business Corporation Act.

ARTICLE III

A.The aggregate number of shares of capital stock which the corporation shall have authority to issue is 103,500,001 shares, divided into 3,500,000 shares of Preferred Stock, issuable in series as hereinafter provided, 100,000,000 shares of Common Stock, and one share of Limited Voting Junior Preferred Stock, $1 par value (the “Junior Preferred Stock”).

B.A statement of the preferences, limitations and relative rights of each class of capital stock of the corporation, namely, the Preferred Stock, the Common Stock, and the Junior Preferred Stock, of the variations in the relative rights and preferences as between series of the Preferred Stock, insofar as the same are fixed by these Restated Articles of Incorporation, and of the authority vested in the board of directors of the corporation to establish series of Preferred Stock and to fix and determine the variations in the relative rights and preferences as between series insofar as the same are not fixed by these Restated Articles of Incorporation, is as follows:

Preferred Stock

1.The shares of the Preferred Stock may be divided into and issued in series. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series of the Preferred Stock and all other classes of capital stock of the corporation. To the extent that these Restated Articles of Incorporation shall not have established series of the Preferred Stock and fixed and determined the variations in the relative rights and preferences as between series, the board of directors shall have authority, and is hereby expressly vested with authority, to divide the Preferred Stock into series and, within the limitations set forth in these Restated Articles of Incorporation and such limitations as may be provided by law, to fix and determine the relative rights and preferences of any series of the Preferred Stock so established. Such action by the board of directors shall be expressed in a resolution or resolutions adopted by it prior to the issuance of shares of each series, which resolution or resolutions shall also set forth the distinguishing designation of the particular series of the Preferred Stock established thereby. Without limiting the generality of the foregoing, authority is hereby expressly vested in the board of directors so to fix and determine with respect to any series of the Preferred Stock:

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(a) The rate of dividend and the relative preference of each series in the payment of dividends;

(b) The price at which and the terms and conditions on which shares may be redeemed;

(c) The amount payable upon shares in the event of voluntary and involuntary liquidation and the relative preference of each series on liquidation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted if the shares of any series are issued with the privilege of conversion; and

(f) Any other relative right or preference as permitted by law.

All shares of the Preferred Stock of the same series shall be identical except that shares of the same series issued at different times may vary as to the dates from which dividends thereon shall be cumulative; and all shares of the Preferred Stock, irrespective of series, shall constitute one and the same class of stock and shall be identical except as to the designation thereof, the date or dates from which dividends on shares thereof shall be cumulative, and the relative rights and preferences set forth above in clauses (a) through (f) of this subdivision, as to which there may be variations between different series. Except as otherwise may be provided by law or by the resolutions establishing any series of Preferred Stock in accordance with the foregoing provisions of this subdivision, whenever the written consent, affirmative vote, or other action on the part of the holders of the Preferred Stock may be required for any purpose, such consent, vote or other action shall be taken by the holders of the Preferred Stock as a single class irrespective of series and not by different series.

2. The holders of shares of the Preferred Stock of each series shall be entitled to receive dividends, when and as declared by the board of directors, out of any funds legally available for the payment of dividends, at the annual rate fixed and determined with respect to each series either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., and no more, payable quarterly on the 15th day of February, May, August and November in each year or on such other date or dates as the board of directors shall determine in the resolutions establishing such series. Such dividends shall be cumulative in the case of shares of each series either from the date of issuance of shares of such series or from the first day of the current dividend period within which shares of such series shall be issued, as the board of directors shall determine, so that if dividends on all outstanding shares of each particular series of the Preferred Stock, at the annual dividend rates fixed and determined either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., shall not have been paid or declared and set apart for payment for all past dividend periods and for the then current dividend periods, the deficiency shall be fully paid or dividends equal thereto declared and set apart for payment at said rates before any dividends on the Common Stock shall be paid or declared and set apart for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

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3. In the event of any dissolution, liquidation or winding up of the corporation, before any distribution or payment shall be made to the holders of the Common Stock, the holders of the Preferred Stock of each series then outstanding shall be entitled to be paid out of the net assets of the corporation available for distribution to its shareholders the respective amounts per share fixed and determined with respect to each series either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., and no more. If upon dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the net assets of the corporation available for distribution to its shareholders shall be insufficient to pay the holders of all outstanding shares of Preferred Stock of all series the full amounts to which they shall be respectively entitled as aforesaid, the net assets of the corporation so available for distribution shall be distributed to the holders of Preferred Stock in accordance with the relative preferences of each series of Preferred Stock established either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1. For the purposes of this subdivision, any dissolution, liquidation or winding up which may arise out of or result from the condemnation or purchase of all or a major portion of the properties of the corporation by (i) the United States Government or any authority, agency or instrumentality thereof (ii) a State of the United States or any political subdivision, authority, agency or instrumentality thereof, or (iii) a district, cooperative or other association or entity not organized for profit, shall be deemed to be an involuntary dissolution, liquidation or winding up; and a consolidation, merger or amalgamation of the corporation with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary.

4. The holders of shares of the Preferred Stock shall have no right to vote in the election of directors or for any other purpose, except as may be otherwise provided by law or by resolutions establishing any series of Preferred Stock in accordance with subdivision III. B. 1. Holders of Preferred Stock shall be entitled to notice of each meeting of shareholders at which they shall have any right to vote, but shall not be entitled to notice of any other meeting of shareholders.

Common Stock

5. Subject to the limitations set forth in subdivision III. B. 2. (and subject to the rights of any class of stock hereafter authorized), dividends may be paid upon the Common Stock when and as declared by the board of directors of the corporation out of any funds legally available for the payment of dividends.

6. Subject to the limitations set forth in subdivision III. B. 3. (and subject to the rights of any other class of stock hereafter authorized), upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the net assets of the corporation shall be distributed ratably to the holders of the Common Stock.

7. Except as may be otherwise provided by law or by the resolutions establishing any series of Preferred Stock in accordance with subdivision III. B. 1., the holders of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. In the election of directors of the corporation, every holder of record of any share or shares of the Common Stock of the corporation shall have the right to cast as many votes for one candidate as shall equal the number of such shares multiplied by the number of directors to

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be elected, or to distribute such number of votes among any two or more candidates for such election.

8. Upon the issuance for money or other consideration of any shares of capital stock of the corporation, or of any security convertible into capital stock of the corporation, no holder of shares of the capital stock, irrespective of the class or kind thereof, shall have any preemptive or other right to subscribe for, purchase or receive any proportionate or other amount of such shares of capital stock, or such security convertible into capital stock, proposed to be issued; and the board of directors may cause the corporation to dispose of all or any of such shares of capital stock, or of any such security convertible into capital stock, as and when said board may determine, free of any such right, either by offering the same to the corporation’s then shareholders or by otherwise selling or disposing of such shares of other securities, as the board of directors may deem advisable.

Junior Preferred Stock

9. The Junior Preferred Stock is not entitled to receive or participate in any dividends, and no dividends shall be paid thereon.

10. Subject to the limitations set forth in these Restated Articles of Incorporation and subject to the rights of any other classes of stock of the corporation that may be senior in right to the Junior Preferred Stock, in the event of any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holder of the Junior Preferred Stock shall be entitled to be paid out of the net assets of the corporation available for distribution to its shareholders one hundred dollars ($100.00) and no more. For purposes of this section, a consolidation, merger or amalgamation of the corporation with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary.

11. So long as the share of Junior Preferred Stock is outstanding, the corporation shall not (a) file a petition for relief under the United States Bankruptcy Code or (b) authorize its subsidiaries (collectively, the “Regulated Utilities”) to file a petition for relief under the United States Bankruptcy Code (any of the foregoing a “Voluntary Bankruptcy Filing”) without the consent of the holder of the Junior Preferred Stock, which consent may be effected in the following manner: the corporation shall give the holder of the Junior Preferred Stock written notice (“Notice”) at least five business days before making any proposed Voluntary Bankruptcy Filing. The holder of the Junior Preferred Stock may object to and oppose the Voluntary Bankruptcy Filing by providing written notice of such objection and opposition (an “Objection Notice”) to the Secretary of the corporation within five business days after receipt of the Notice. The Objection Notice shall specify the reasons the holder of the Junior Preferred Stock does not consent to the proposed Voluntary Bankruptcy Filing. If the Secretary receives such an Objection Notice within the five business day period, then the corporation shall not submit or file or, with respect to any Regulated Utility, approve any such Voluntary Bankruptcy Filing. If the corporation does not receive an Objection Notice within the five business day period, the holder of the Junior Preferred Stock will be deemed to have consented to the Voluntary Bankruptcy Filing.

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12. No person other than the corporation and the holder of the Junior Preferred Stock will have any contractual rights with respect to the Junior Preferred Stock. Except as provided by applicable law, the holder of the Junior Preferred Stock is entitled to receive notice from the corporation of each meeting of shareholders at which any Voluntary Bankruptcy Filing is proposed to be considered, but shall not be entitled to notice of any other meeting or vote of the shareholders. Notwithstanding the foregoing provisions, the holder of the Junior Preferred Stock shall have no voting rights at any time when the Oregon Public Utilities Commission (the “Commission”) has consented to the redemption of the Junior Preferred Stock pursuant to subdivision III. B.13 below (and regardless of whether there may then exist any restriction not set forth in said subdivision III. B.13 on the corporation’s ability to redeem the Junior Preferred Stock). Except as provided herein or as otherwise provided by law, the holder of the Junior Preferred Stock has no voting rights for any other purpose.

13. The Junior Preferred Stock may be redeemed by the corporation, at its election expressed by resolution of the Board of Directors, at any time; provided, that the corporation shall not redeem the Junior Preferred Stock without the prior consent of the Commission. The Junior Preferred Stock will be redeemed in full upon notice thereof given to the holder of the Junior Preferred Stock and the payment of the redemption price of one hundred dollars ($100.00). Following such redemption, the holder of the Junior Preferred Stock shall deliver the certificate representing the Junior Preferred Stock to the corporation for cancellation; provided, however, that the delivery of such certificate to the corporation shall not be required as a condition to the redemption, and the Junior Preferred Stock will cease to be outstanding and all rights and obligations of the holder thereof will cease upon notice and payment as aforesaid, whether or not the certificate representing the Junior Preferred Stock has been so delivered to the corporation.

14. The holder of the Junior Preferred Stock must be, during the period of ownership, “independent” as defined in the stipulation approved by Oregon Public Utility Commission Order 17526 effective December 28, 2017 and any supplement or amendment to such stipulation (the “Condition of Eligibility”). If at any time the holder of the Junior Preferred Stock (a “prior holder”) (a) does not meet the Condition of Eligibility, as determined in good faith by the corporation, (b) gives notice to the corporation of such holder’s intent to resign, or (c) if the holder is natural person or is an entity that has only a single member or shareholder who is a natural person and the holder or its member or shareholder dies, become disabled, or otherwise is unable to effectively carry out the responsibilities of the holder of the Junior Preferred Stock, in each case as determined in good faith by the corporation, the corporation shall appoint another person to hold the Junior Preferred Stock (a “successor holder”). In addition, the corporation may appoint a successor holder, provided the successor holder meets the Condition of Eligibility, at any time prior to delivering a Notice. Upon notice to the prior holder by the corporation of the appointment of a successor holder and of the effective date thereof, the successor holder shall become the sole holder of the Junior Preferred Stock and the prior holder shall have no further rights and obligations with respect thereto. On or promptly following the effective date of the appointment of a successor holder, the prior holder shall deliver the certificate representing the Junior Preferred Stock to the corporation for reissuance to the successor holder; provided, however, that the delivery of such certificate to the corporation will not be required as a condition to the appointment of the successor holder. The holder of the Junior Preferred Stock shall give notice to the Secretary of the corporation of any failure to meet the Condition of Eligibility and of such holder’s desire to resign, and the authorized representative of such holder shall

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give notice to the Secretary of the corporation of the death or disability of such holder, promptly following the determination or occurrence thereof. The holder of the Junior Preferred stock shall have no right to transfer the Junior Preferred Stock to any person except as provided in this subdivision III.B.14 or as otherwise consented to by the corporation. The stock certificate or other evidence of ownership of the Junior Preferred Stock shall bear a legend or other prominent notice of the restrictions contained in this subdivision III.B.14.

15. The Junior Preferred Stock shall not be convertible into Common Stock or any other class or series of securities issued by the corporation.

16. Except as provided herein, if the corporation redeems, purchases or otherwise acquires the Junior Preferred Stock, the corporation shall cancel and not reissue the Junior Preferred Stock.

ARTICLE IV

A.The business and affairs of the corporation shall be managed by a board of directors. Except as provided in subdivision B. below, the number of members of the board, their classifications and terms of office, and the manner of their election and removal shall be as follows:

1.The number of directors shall be that number, not less than nine or more than fourteen, determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors. The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors. At the 1984 annual meeting of shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of shareholders, successors to directors whose terms expire at that annual meeting shall be of the same class as the directors they succeed, and shall be elected for three-year terms. If the number of directors should be changed by resolution of the board of directors, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

2. A director shall hold office until the annual meeting for the year in which his or her term shall expire and until his or her successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the board of directors, however caused, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3. One or more of the directors may be removed with or without cause by unanimous written consent of holders of the shares entitled to vote thereon or by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon at a meeting of the shareholders called expressly for that purpose; provided, however, that for as long as the corporation shall have cumulative voting, if fewer than all the directors should be candidates for removal, no one of them shall be removed if the votes cast against his or her removal

Exhibit 3b
would be sufficient to elect him or her if then cumulatively voted at an election of the class of directors of which he or she shall be a part.

4. No person, except those persons nominated by the board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination shall be received from a shareholder of record entitled to vote at such election by the secretary of the corporation not later than the latter of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of notice of that meeting, together with the written consent of the nominee to serve as a director.

B.Notwithstanding the provisions of subdivision A. above, whenever the holders of any one or more classes of the capital stock of the corporation shall have the right, voting separately as a class or classes, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of these Restated Articles of Incorporation applicable thereto. Directors so elected shall not be divided into classes unless expressly provided by such provisions, and during their prescribed terms of office, the board of directors shall consist of such directors in addition to the directors determined as provided in subdivision A. above.

C.This Article IV may not be repealed or amended in any respect unless such action shall be approved by unanimous written consent of holders of the shares entitled to vote thereon or by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors determined as provided in subdivision A. above, at a meeting of the shareholders called expressly for that purpose.

ARTICLE V

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director; provided that this Article VI shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

ARTICLE VI

The corporation shall indemnify to the fullest extent then permitted by law any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against all judgments, amounts paid in settlement, fines and such expenses (including attorneys’ fees), actually and reasonably incurred in connection therewith. This Article shall not be deemed exclusive of any other provisions for indemnification of directors and officers that may be included in any statute, bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in any official capacity and as to action in another capacity while holding an office.

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ARTICLE VII

The initial physical address for the Corporation is One Pacific Square, 220 NW Second Avenue, Portland, Oregon 97209, Attn: General Counsel. David H. Anderson is an authorized individual with direct knowledge of the operations and business activities of the Corporation.